  Exhibit 99.1

Cover-All Technologies Inc. 55 Lane Road, Suite 300 Fairfield, NJ 07004 Tel: 973.461.5200	FOR IMMEDIATE RELEASE

Cover-All Announces First Quarter 2012 Financial Results

Management Reiterates Full-Year Guidance of $22 to $25 Million in Revenue

FAIRFIELD, NEW JERSEY (May 14, 2012) – Cover-All Technologies Inc. (NYSE MKT: COVR), a Delaware corporation (“Cover-All” or the “Company”), today announced financial results for the quarter ended March 31, 2012.

Highlights – First Quarter and Subsequent to Quarter End:

•

Professional Services revenues for the quarter ended March 31, 2012 increased 14.2% to $1.3 million from $1.1 million in the year-ago period driven by early adopters of Cover-All’s new NexGen Policy and Business Intelligence solutions.

•

Balance sheet remains solid with stockholders’ equity at $15.6 million as of March 31, 2012. The Company completed the first quarter of 2012 with $1.2 million in cash, $1.2 million in working capital and no long-term debt.

•

Cover-All’s newest acquisition, BlueWave Claims, created significant interest in the property and casualty marketplace as Cover-All broadened its solution suite, representing a major milestone in Cover-All’s strategy to expand from a niche product provider to one providing an enterprise suite of products and services.

•

Since December 31, 2011, Cover-All released the latest addition to the NexGen products offering, NexGen BOP, which supports the full policy lifecycle of ISO® based Businessowners Policy (BOP) line of business, as well as both Commercial Package and Commercial Automobile for our customers in Puerto Rico.

•

Cover-All’s newly acquired claim management system for property/casualty insurance companies, BlueWave Claims, was recently profiled in a report evaluating insurance claim systems published by CEB TowerGroup, a Boston-based research and consulting firm focused on the global financial services industry.

•

Cover-All’s business intelligence solution, NexGen Business Intelligence, was recently included in a report profiling insurance BI solutions published by Novarica, a research and advisory firm focused on insurance technology strategy. The Novarica report, “Business Intelligence Solutions for US Insurers 2012 (Q1),” profiled 19 vendors with BI solutions available today, and describes the growing importance of BI, as well as key areas of use by property/casualty insurance companies.

John Roblin, Chairman of the Board of Directors and Chief Executive Officer of the Company, commented, “Cover-All is well on its way to becoming a “new” company, focused on providing exciting new products, utilizing modern technology, that are able to offer customers enterprise-wide solutions.  In the last two years, we have completely replaced our flagship Policy product with new technology as well as acquired business intelligence and claims product platforms (which already utilize this new technology).  All of these new products are being implemented at customer sites today and are an integral part of our pipeline for future sales.  In addition, we expect to have a new Billing solution and other leading-edge products coming on line later this year.  With this work well underway, we are investing in sales and marketing, which expense increased more than 37% in the first quarter of 2012 over the first quarter of 2011.  We also have new leadership in place in this function to accelerate these efforts.

“The optimism about our estimated growth in 2012 expressed at the conclusion of the last fiscal year was based upon the anticipated adoption of our new Policy products by existing customers, cross-selling and attracting new customers with our new expanded capabilities.

Although we were disappointed by our license revenue results for the first quarter of 2012, we believe that this is due to the nature of the sales and customers’ decision cycles, which in some cases have extended beyond what we had anticipated.  To be sure, we expected, in general, that our revenue for 2012 would be skewed toward the latter part of the year.  In other words, the underlying rationale for our previous guidance of record revenue for 2012 has not changed.  Accordingly, as discussed further below, I am reiterating our previous guidance estimates based on an expanding and deepening interest from both existing and prospective customers.

“Our results in the first quarter 2012 include an EBITDA*, a non-GAAP metric, loss of $.02 per diluted share caused by an increase in expense for sales/marketing and the increased costs associated with the acquisition of BlueWave Claims.  Our GAAP loss of $.06 per diluted share includes approximately $.04 per diluted share which was largely attributable to the continued amortization of the development costs of our new products.

Financial Results for the Quarter Ended March 31, 2012

Total revenues for the quarter ended March 31, 2012 were $3.6 million, compared to $5.2 million for the same period in 2011, a decrease of 31.7%.  License revenue for the first quarter of 2012 was $130,000, compared to $2.0 million for the same period in 2011.  Support Services revenue for the first quarter of 2012 was $2.1 million, essentially unchanged compared to $2.1 million for the same quarter last year.  Professional Services revenue for the first quarter of 2012 was $1.3 million compared to $1.1 million for the same quarter in 2011.

Total expenses (cost of revenue and operating expenses) for the three months ended March 31, 2012 increased 26.6% to $5.0 million, from $4.0 million in the same quarter last year.  EBITDA was $(628,000), or $(0.02) per diluted share, for first quarter, compared to $1.6 million, or $0.06 per diluted share, for the first quarter of 2011.  Net loss for the three months ended March 31, 2012 was $(1.5 million), or $(0.06) per diluted share (based on 25.9 million diluted weighted average shares), compared to net income of $1.2 million, or $0.05 per basic and diluted share (based on 25.1 million basic and 26.2 million diluted weighted average shares, respectively), in the same quarter of 2011.

Outlook

Given the current pipeline of new customers and indications of interest from existing customers for upgrades, management today reiterated that its full-year 2012 revenue goal is between $22 million and $25 million.  This would represent an increase of between 25% and 42% compared to 2011 revenue levels.

This goal is based on the Company's current business forecast as of the date of this press release and may be subject to risks and uncertainties (see the “Forward-looking Statements” heading below), which could therefore cause actual results to differ from those projected above.

Balance Sheet

Stockholders’ equity was $15.6 million as of March 31, 2012 compared to $16.9 million as of December 31, 2011.  Total assets decreased to $19.8 million as of March 31, 2012 compared to $20.5 million as of December 31, 2011.  As of March 31, 2012, the Company had $1.2 million in cash, $1.2 million in working capital and no debt.

Conference Call Information

Management will conduct a live teleconference to discuss its 2012 first quarter financial results at 4:30 p.m. ET on Monday, May 14, 2012.  Anyone interested in participating should call 1-877-941-4774 if calling from the United States, or 1-480-629-9760 if dialing internationally.  A replay will be available until May 21, 2012, which can be accessed by dialing 1-877-870-5176 within the United States and 1-858-384-5517 if dialing internationally. Please use passcode 4536696 to access the replay.

In addition, the call will be webcast and will be available on the Company’s website at www.cover-all.com or by visiting http://viavid.net/dce.aspx?sid=00009757.

*Use of Non-GAAP Financial Measures

In evaluating its business, Cover-All considers and uses EBITDA as a supplemental measure of its operating performance.  The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization.  The Company presents EBITDA because it believes it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance.

The term EBITDA is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP.  EBITDA has limitations as an analytical tool, and when assessing the Company’s operating performance, investors should not consider EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP.  Among other things, EBITDA does not reflect the Company’s actual cash expenditures.  Other companies may calculate similar measures differently than Cover-All limiting their usefulness as comparative tools.  Cover-All compensates for these limitations by relying on its U.S. GAAP results and using EBITDA only supplementally.

About Cover-All Technologies Inc.

Cover-All Technologies Inc., since 1981, has been a leader in developing sophisticated software solutions for the property and casualty insurance industry – first to deliver PC-based commercial insurance rating and policy issuance software.  Currently, Cover-All is building on its reputation for quality insurance solutions, knowledgeable people and outstanding customer service by creating new and innovative insurance solutions that leverage the latest technologies and bring our customers outstanding capabilities and value.  With our extensive insurance knowledge, our experience and our commitment to quality, Cover-All continues its tradition of developing technology solutions designed to revolutionize the way the property and casualty insurance business is conducted.

Additional information is available online at www.cover-all.com.

Cover-All®, My Insurance Center™ (MIC) NexGen and Insurance Policy Database™ (IPD) are trademarks or registered trademarks of Cover-All Technologies Inc.  All other company and product names mentioned are trademarks or registered trademarks of their respective holders.

Forward-looking Statements

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks which may cause the Company’s actual results in future periods to differ materially from expected results.  Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful implementation of our acquisition strategies and our ability to complete or integrate acquisitions, the successful addition of personnel in the marketing and technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company’s control.  Those and other risks are described in the Company’s filings with the Securities and Exchange Commission (“SEC”) over the last 12 months, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on April 2, 2012, copies of which are available from the SEC or may be obtained upon request from the Company.

For information on Cover-All, contact:

Ann Massey

Chief Financial Officer

(973) 461-5190

amassey@cover-all.com

Investor Contact:

Hayden IR

Brett Maas, Principal

(646) 536-7331

brett@haydenir.com

The following is a summary of operating highlights for the three months ended March 31, 2012 and 2011, respectively, and the consolidated balance sheet as of March 31, 2012 and 2011, respectively:

Cover-All Technologies Inc. and Subsidiaries

Consolidated Statement of Operations

	Three months ended March 31,
	2012	2011
Revenues:	(Unaudited)
Licenses	$129,998	$1,961,161
Support Services	2,140,177	2,114,243
Professional Services	1,281,919	1,122,039
Total Revenues	3,552,094	5,197,443
Cost of Revenues:
Licenses	987,770	517,244
Support Services	1,498,499	1,138,120
Professional Services	1,278,290	1,309,107
Total Cost of Revenues	3,764,559	2,964,471
Direct Margin	(212,465)	2,232,972
Operating Expenses:
Sales and Marketing	536,447	390,142
General and Administrative	421,481	452,326
Acquisition Costs	136,957	—
Research and Development	154,175	153,812
Total Operating Expenses	1,249,060	996,280
Operating Income	(1,461,525)	1,236,692
Other (Income) Expense:
Interest Expense	—	3,750
Interest Income	(32)	(83)
Other Income	(98)	(9,709)
Total Other (Income)	(130)	(6,042)
(Loss) Income Before Income Taxes	(1,461,395)	1,242,734
Income Taxes	—	37,385
Net (Loss) Income	$(1,461,395)	$1,205,349
Basic Earnings (Loss) Per Common Share	$(0.06)	$0.05
Diluted Earnings (Loss) Per Common Share	$(0.06)	$0.05
Weighted Average Number of Common Shares Outstanding for Basic Earnings (Loss) Per Common Share	25,858,000	25,085,000
Weighted Average Number of Common Shares Outstanding for Diluted Earnings (Loss) Per Common Share	25,858,000	26,208,000

Cover-All Technologies Inc. and Subsidiaries

Consolidated Balance Sheet

	March 31, 2012	December 31, 2011
	(Unaudited)
Assets:
Current Assets:
Cash and Cash Equivalents	$1,190,745	$3,281,965
Accounts Receivable (Less Allowance for Doubtful Accounts of $25,000)	1,999,569	1,817,793
Prepaid Expenses	1,146,735	576,522
Deferred Tax Asset	1,099,000	1,099,000
Total Current Assets	5,436,049	6,775,280
Property and Equipment – At Cost:
Furniture, Fixtures and Equipment	976,153	912,527
Less: Accumulated Depreciation	(630,429)	(633,356)
Property and Equipment – Net	345,724	279,171
Goodwill	1,039,114	1,039,114
Capitalized Software (Less Accumulated Amortization of $14,871,794 and $14,134,024, Respectively)	10,317,293	8,799,711
Customer Lists/Relationships (Less Accumulated Amortization of $165,426 and $126,093, Respectively)	236,574	93,907
Non-Competition Agreements (Less Accumulated Amortization of $126,044 and $110,044, Respectively)	33,956	49,956
Deferred Tax Asset	2,168,500	2,168,500
Business Acquisition	—	1,035,821
Other Assets	216,971	216,971
Total Assets	$19,794,181	$20,458,431

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts Payable	$1,224,891	$440,635
Accrued Expenses Payable	586,974	753,888
Deferred Charges	30,652	43,788
Unearned Revenue	2,378,555	2,298,985
Total Current Liabilities	4,221,072	3,537,296
Long-Term Liabilities:
Deferred Charges	—	—
Total Liabilities	4,221,072	3,537,296
Commitments and Contingencies	—	—
Stockholders’ Equity: Common Stock, $.01 Par Value, Authorized 75,000,000 Shares; 25,857,730 and 25,782,730 Shares Issued and 25,857,730 and 25,782,730 Shares Outstanding in 2012 and 2011, Respectively	258,577	257,827
Paid-In Capital	30,924,678	30,812,059
Accumulated Deficit	(15,610,146)	(14,148,751)
Total Stockholders’ Equity	15,573,109	16,921,135
Total Liabilities and Stockholders’ Equity	$19,794,181	$20,458,431

Cover-All Technologies Inc. and Subsidiaries

EBITDA Reconciliation to U.S. GAAP Net Income

(unaudited)

	Three months ended March 31,
	2012	2011

Net (Loss) Income	$(1,461,395)	$1,205,349

Interest Income (Expense), Net	32	(3,667)
Income Tax Expense	—	37,385
Depreciation	39,860	42,686
Amortization	793,103	329,190

EBITDA	$(628,464)	$1,618,277

EBITDA per Common Share:
Basic	$(0.02)	$0.06
Diluted	$(0.02)	$0.06